As filed with the Securities and Exchange Commission on May 8, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPER LEAGUE GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-1990734
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2906 Colorado Avenue
Santa Monica, California 90404
(802) 294-2754
(Address of Principal Executive Offices)

SUPER LEAGUE GAMING, INC. AMENDED AND RESTATED
2014 STOCK OPTION AND INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD (INDUCEMENT GRANT)
RESTRICTED STOCK UNIT AWARD (INDUCEMENT GRANT)
 (Full Title of the Plan)

Ann Hand
President and Chief Executive Officer
Super League Gaming, Inc.
2906 Colorado Ave.
Santa Monica, California 90404
(802) 294-2754
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jessica R. Sudweeks
Disclosure Law Group,
A Professional Corporation
655 West Broadway, Suite 870
San Diego, California 92101
(619) 272-7050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	561,207(2)	$2.32(3)	$1,302,000.24	$169.00
Common Stock, par value $0.001 per share	984,623(4)	$7.94(5)	$7,817906.62	$1,014.76
Common Stock, par value $0.001 per share	60,000(6)	$3.38(7)	$202,800.00	$26.32
Common Stock, par value $0.001 per share	227,518(8)	$2.32(3)	$527,841.76	$68.51
Common Stock, par value $0.001 per share	22,500(9)	$2.32(3)	$52,200.00	$6.78
Total	1,855,848	—	$9,902,748.62	$1,285.38

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 561,207 shares of common stock available for future issuance under the Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”).

(3)
This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on May 4, 2020.

(4)
Represents 984,623 shares of common stock subject to outstanding options under the 2014 Plan. To the extent outstanding options under the 2014 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2014 Plan.

(5)
This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $7.94 per share, which is the weighted average exercise price of outstanding options granted under the 2014 Plan being registered.

(6)
Represents shares of common stock issuable upon the exercise of a new hire inducement stock option award granted by the Registrant (the “Inducement Stock Option”), granted in accordance with Nasdaq Listing Rule 5635(c)(4).

(7)
This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $3.38 per share, which is the exercise price of Inducement Stock Option being registered.

(8)
Represents 227,518 shares of common stock issuable upon the vesting of certain restricted stock units previously issued under the 2014 Plan. To the extent outstanding options under the 2014 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2014 Plan.

(9)
Represents shares of common stock issuable upon the vesting of a new hire inducement restricted stock unit granted by the Registrant (the “Inducement RSU”), granted in accordance with Nasdaq Listing Rule 5635(c)(4).

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Super League Gaming, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 23, 2020;

●	our Current Report on Form 8-K, filed on April 3, 2020; and

●
the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A12B, filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 21, 2019, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

             Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our certificate of incorporation, as amended and restated (“Charter”), and our amended and restated bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Amended and Restated Charter and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We have entered into an underwriting agreement in connection with this offering, which provides for indemnification by the underwriter of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on the page immediately preceding the signature page is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc.	S-1	333-229144	3.1	1/4/2019

3.2	Second Amended and Restated Bylaws of Super League Gaming, Inc.	S-1	333-229144	3.2	1/4/2019

5.1	Opinion of Disclosure Law Group, a Professional Corporation					X

10.1	Super League Gaming, Inc. Amended and Restated 2014 Stock Option and Incentive Plan	S-1	333-229144	10.1	1/4/2019

10.2	Form of Stock Option Agreement under the Amended and Restated 2014 Stock Option and Incentive Plan	S-1	333-229144	10.2	1/4/2019

10.3	Form of Restricted Stock Unit Agreement under the Amended and Restated 2014 Stock Option and Incentive Plan					X

23.1	Consent of Squar Milner LLP					X

23.2	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on May 8, 2020.

SUPER LEAGUE GAMING, INC.
By:	/s/ Ann Hand
Ann Hand Chief Executive Officer, President and Chair of the Board

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ann Hand and Clayton Haynes, and each of them singly (with full power to each of them to act alone), his attorneys-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ann Hand Ann Hand	Chief Executive Officer, President and Chair of the Board (Principal Executive Officer)	May 8, 2020

/s/ Clayton Haynes Clayton Haynes	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2020

/s/ David Steigelfest David Steigelfest	Chief Product and Technology Officer and Director	May 8, 2020

/s/ Jeff Gehl Jeff Gehl	Director	May 8, 2020

/s/ Mark Jung Mark Jung	Director	May 8, 2020

/s/ Kristin Patrick Kristin Patrick	Director	May 8, 2020

/s/ Michael Keller Michael Keller	Director	May 8, 2020